Exhibit 99.1

            ESI Announces Fiscal 2005 Third Quarter Results

    PORTLAND, Ore.--(BUSINESS WIRE)--March 22, 2005--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced results for its fiscal 2005 third quarter ended February 26, 2005.
    Third quarter sales were $49.1 million, down 26% compared to second quarter sales of $66.0 million and down 16% compared to prior year third quarter sales of $58.8 million. Operating income for the quarter was $2.7 million, compared with operating income of $9.8 million in the second quarter and operating income of $4.4 million in the third quarter a year ago. Net income for the quarter was $2.0 million, or $0.07 per basic and diluted share, compared with net income of $7.9 million, or $0.28 per basic and diluted share, in the second quarter and net income of $10.0 million, or $0.36 per basic share and $0.34 per diluted share, in the third quarter a year ago.
    Included in the third quarter 2005 operating results was a $1.2 million charge, primarily related to severance costs, resulting from the reorganization announced in December 2004. Included in the second quarter 2005 operating results was a $2.2 million charge resulting from the settlement and related legal costs for a patent infringement lawsuit.
    Net orders for the third quarter were $39.8 million, unchanged from the second quarter and a decrease of 35% compared with $61.2 million in the third quarter of 2004. Backlog decreased $8.5 million to $41.4 million at February 26, 2005 from $49.9 million at November 27, 2004. Deferred revenue decreased this quarter to $8.6 million compared to $9.4 million at November 27, 2004.
    "With third quarter order volumes remaining flat with the second quarter, the decline in business we have experienced during the past few quarters seems to have stabilized," noted Nick Konidaris, ESI's president and chief executive officer. "Orders increased in both the Semiconductor business and the Electronic Interconnect business as capacity needs drove additional capital expenditures. The increase was offset by a decline in the Passive Components business as factory utilization in that market remained low."
    Konidaris continued, "Despite the ongoing softness in the industry, the company continues to perform capably. During the third quarter, the company reduced operating expenses significantly, drove positive cash flow of $17 million, reorganized to streamline technology development efforts and enhance our customer-centric focus, and delivered a fifth consecutive profitable quarter."
    Mike Dodson, ESI's chief financial officer added, "Gross margin of 44 percent during the quarter was down 6 percentage points from 50 percent in the second quarter. The decrease in gross margin was primarily due to lower overhead absorption on reduced production levels as well as a change in sales mix. The lower production levels were due to a reduction in finished goods and work-in-process inventories of $6 million during the quarter as well as lower shipment levels. The unfavorable sales mix was due to more sales of older technology tools."
    "Operating expenses were $19 million in the third quarter and $23 million in the second quarter. Excluding the $1 million charge in the third quarter and the $2 million charge in the second quarter, operating expenses were $18 million in the third quarter, down from $21 million in the second quarter. The decrease in operating expense during the third quarter was due to lower employee related expense as a result of the reorganization and holiday shutdown, lower variable selling expenses related to the decrease in revenues, lower research and development expenses resulting from the timing of project expenses, and lower professional fees," added Dodson.
    "Our balance sheet remained strong during the quarter. Cash and investments were $356 million at the end of the quarter, up $17 million from the prior quarter. Cash increased primarily due to a decrease in accounts receivable," concluded Dodson.
    As previously announced, during March the company redeemed all of its outstanding 4 1/4% Convertible Notes, eliminating its long-term debt. As a result of this transaction, the company will record one-time charges of approximately $4.2 million on a pre-tax basis during the fourth quarter, which includes the costs of redemption and non-cash charges of approximately $1.6 million. Excluding the one-time charge in the fourth quarter, net interest income is expected to increase by approximately $1 million per quarter.
    Konidaris added, "Although our visibility continues to remain limited, our goal is to remain profitable on an operating income basis. Based on the best information available to us at this time, we believe fourth quarter shipments and revenues will be in the range of $40 million to $50 million. We expect margins to remain in the mid-40% range and operating expenses to be approximately $18 to $19 million. The tax rate is estimated to remain at 25%."
    "Despite the current softness in the industry, we feel confident that ESI is in a strong position as the global leader in the markets we serve. We have the number one market share position in each of our businesses, a continuing stream of best-in-class products, a strong cash position and balance sheet, and a talented employee base. While we have managed expenses to align our cost structure to profitably meet current demand, we have also continued to invest in engineering, infrastructure, and the world-class talent base necessary to emerge from the current softness even stronger. We remain excited about the long-term prospects of this company within the growing laser micro-engineering industry," concluded Konidaris.
    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible for thirty days following at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 4667274. The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenues, gross margins, operating expenses, non-operating income, operating income, customer relations, internal operations, cost containment and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; and the company's ability to create and sustain intellectual property protection around its products.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.

                 Electro Scientific Industries, Inc.
                           FY 2005 Results
                (In thousands, except per share data)
                             (Unaudited)

Operating Results:              Three months ended  Nine months ended
                               ------------------- -------------------
                               Feb. 26,   Feb. 28,  Feb. 26,  Feb. 28,
                                  2005      2004     2005       2004
                               ---------- -------- ---------  --------
Net sales                       $ 49,084  $58,770  $187,708  $125,399
Cost of sales                     27,646   35,444    96,558    81,570
                                 --------  -------  --------  --------
Gross profit                      21,438   23,326    91,150    43,829
Operating expenses:
 Selling, service and
  administrative                  12,290   13,502    40,254    41,408
 Research, engineering and
  development                      6,400    5,429    20,706    16,593
 Patent infringement
  settlement and related legal
  fees                                 -        -     2,240         -

                                 --------  -------  --------  --------
 Total operating expenses         18,690   18,931    63,200    58,001
                                 --------  -------  --------  --------
Operating income (loss)            2,748    4,395    27,950   (14,172)
Net interest income (expense)         83      (22)     (166)       61
Other expense                       (161)    (197)     (485)     (207)
                                 --------  -------  --------  --------

Income (loss) before income
 taxes                             2,670    4,176    27,299   (14,318)
Provision for (benefit from)
 income taxes                        672   (5,798)    6,709   (10,050)
                                 --------  -------  --------  --------

 Net income (loss)              $  1,998  $ 9,974  $ 20,590  $ (4,268)
                                 ========  =======  ========  ========

Net income (loss) per share -
 basic                          $   0.07  $  0.36  $   0.73  $  (0.15)
                                 ========  =======  ========  ========

Net income (loss) per share -
 diluted                        $   0.07  $  0.34  $   0.72  $  (0.15)
                                 ========  =======  ========  ========



                 Electro Scientific Industries, Inc.
                     Analysis of FY 2005 Results
                        (Dollars in thousands)
                             (Unaudited)

                                Three months ended  Nine months ended
                               ------------------- -------------------

                                Feb. 26,  Feb. 28,  Feb. 26,  Feb. 28,
                                  2005      2004      2005      2004
                               ---------- -------- ---------  --------
Sales detail:

 Semiconductor Group           $  29,712  $37,068  $109,383  $ 70,941

 Electronic Interconnect Group     6,893    9,140    27,264    23,341

 Passive Components Group         12,479   12,562    51,061    31,117
                                ---------  -------  --------  --------

 Total                         $  49,084  $58,770  $187,708  $125,399
                                =========  =======  ========  ========

Gross margin %                        44%      40%       49%       35%

Selling, service and
 administrative expense %             25%      23%       21%       33%

Research, engineering and
 development expense %                13%       9%       11%       13%

Operating income (loss) %              6%       7%       15%     (11%)

Effective tax rate %                  25%    (139%)      25%       70%

Average shares outstanding -
 basic                            28,492   28,030    28,383    27,933

Average shares outstanding -
 diluted                          28,600   32,187    28,533    27,933

End of period employees              571      607       571       607





                 Electro Scientific Industries, Inc.
                           FY 2005 Results
                        (Amounts in thousands)
                             (Unaudited)

Financial Position As Of:       February 26,  November 27,   May 29,
                                    2005          2004        2004
                                ------------ ------------- -----------
Assets
Current assets:
 Cash and cash equivalents     $    147,724 $      91,309 $    80,358
 Marketable securities              159,929       190,467     206,931
 Restricted securities                    -         3,296       6,251
                                ------------ ------------- -----------
     Total cash and securities      307,653       285,072     293,540

 Trade receivables, net              36,838        53,971      51,696
 Income tax refund receivable         9,108         8,896       7,466
 Inventories                         66,788        68,321      58,627
 Shipped systems pending
  acceptance                          1,332         2,234       4,391
 Deferred income taxes               11,358        12,548      16,096
 Assets held for sale                     -             -       2,391
 Prepaid and other current
  assets                              5,031         5,055       3,348
                                ------------ ------------- -----------
     Total current assets           438,108       436,097     437,555

Long-term marketable securities      47,853        53,021      39,214
Property and equipment, net          32,848        33,085      33,531
Deferred income taxes                16,138        15,609      17,630
Other assets                         11,827        12,464       9,256
                                ------------ ------------- -----------
     Total assets              $    546,774 $     550,276 $   537,186
                                ============ ============= ===========

Liabilities and shareholders'
 equity
Current liabilities:
 Accounts payable              $      5,681 $       8,326 $    13,248
 Accrued liabilities                 32,674        36,662      42,381
 Deferred revenue                     8,573         9,375      11,985
 Convertible subordinated notes     143,410             -           -
                                ------------ ------------- -----------
     Total current liabilities      190,338        54,363      67,614
Long term debt - convertible
 subordinated notes                       -       143,193     142,759
                                ------------ ------------- -----------
     Total liabilities              190,338       197,556     210,373

Shareholders' equity:
Preferred and common stock          154,828       153,290     147,054
Retained earnings                   201,952       199,954     181,362
Accumulated other comprehensive
 loss                                  (344)         (524)     (1,603)
                                ------------ ------------- -----------
     Total shareholders' equity     356,436       352,720     326,813
                                ------------ ------------- -----------
     Total liabilities and
      shareholders' equity     $    546,774 $     550,276 $   537,186
                                ============ ============= ===========


End of period shares
 outstanding                         28,534        28,463      28,175
                                ============ ============= ===========

Total cash and investments     $    355,506 $     338,093 $   332,754
                                ============ ============= ===========




                 Electro Scientific Industries, Inc.
                            FY2005 Results
                        (Amounts in thousands)
                             (Unaudited)

Consolidated Statements of Cash Flows:              Nine months ended
                                                   -------------------
                                                   Feb. 26,  Feb. 28,
                                                      2005     2004
                                                   --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                 $ 20,590  $ (4,268)
Adjustments to reconcile net income (loss) to
cash provided by (used in) operating activities:
 Depreciation and amortization                        7,176     6,942
 Provision for doubtful accounts                        199       101
 Loss on disposal of property and equipment             281        57
 Deferred income taxes                                6,271       461
 Tax benefit of stock options exercised                 637       703
Changes in operating accounts:
 (Increase) decrease in trade receivables, net       16,645    (6,336)
 Increase in income tax receivable                   (1,642)  (28,490)
 Increase in inventories, net                       (11,781)   (7,381)
 Decrease in shipped systems pending acceptance       3,059     1,615
 (Increase) decrease in prepaid and other current
  assets                                             (1,346)      262
 Increase (decrease) in accounts payable and other
  current liabilities                               (18,407)   19,520
 Increase (decrease) in deferred revenue             (3,413)    3,398
                                                    --------  --------
Net cash provided by (used in) operating
 activities                                          18,269   (13,416)
                                                    --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment            (3,397)   (3,328)
Proceeds from sale of property and equipment             92         9
Proceeds from sale of assets held for sale            2,361         -
Change in investments, net                           45,178    23,061
Increase in other assets                               (827)     (309)
                                                    --------  --------
Net cash provided by investing activities            43,407    19,433
                                                    --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock plans                             5,690     4,840
                                                    --------  --------
Net cash provided by financing activities             5,690     4,840
                                                    --------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            $ 67,366  $ 10,857

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   $ 80,358  $ 31,017
                                                    --------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $147,724  $ 41,874
                                                    ========  ========

    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
             Craig Stoehr, 503-671-7061